Exhibit 10.43

Summary of Compensation Arrangements for
Coppola, Castellani, Wade and Oreson

        Changes in Management Employment Arrangements.   In accordance with the compensation arrangements effective May 18, 2005 for Michael N. Coppola, Lawrence P. Castellani and Jimmie L. Wade, this summary sheet sets forth the terms of these arrangements, which were approved by the compensation committee of the Company’s board of directors:

Michael N. Coppola

•	Michael N. Coppola, who is an at-will employee, will be entitled to receive an annual base salary of $750,000 as the Company’s President and Chief Executive Officer.

Lawrence P. Castellani

•	Lawrence P. Castellani will receive an annual retainer of $125,000 as the non-executive Chairman of the Board, as previously disclosed in the Company’s proxy statement for its 2005 annual meeting of stockholders.

•	On May 18, 2005, upon his retirement as Chief Executive Officer of the Company, Mr. Castellani’s employment agreement with the Company was terminated.

Jimmie L. Wade

•	Jimmie L. Wade will be entitled to receive an annual base salary of $375,000 as Executive Vice President, Business Development.

•	An employment and non-competition agreement between Mr. Wade and the Company entered into on April 15, 1998 remains in effect and is extended year-to-year unless terminated by Mr. Wade or the Company. The agreement contains certain provisions regarding severance, bonus and other customary terms, including those related to non-solicitation and non-disclosure of non-public information regarding the Company. A form of the employment and non-competition agreement with Mr. Wade was filed on June 4, 1998 as exhibit 10.18 to the registration statement on Form S-4 of Advance Stores Company, Incorporated.

        Appointment of New Senior Vice President.   In accordance with the compensation arrangement effective May 23, 2005 for Keith A. Oreson, Senior Vice President, Human Resources, this summary sheet sets forth the terms of these arrangements, which were approved by the compensation committee of the Company’s board of directors on May 18, 2005:

•	Mr. Oreson, who is an at-will employee, will be entitled to receive an annual base salary of $225,000.

•	Mr. Oreson also will be eligible to participate in the Company’s annual incentive bonus plan at a target rate of 80 percent of his annual base salary.

•	Mr. Oreson is also eligible to participate in the Company’s compensation and benefits programs generally available to its team members, including health, disability and life insurance programs and a 401(k) plan. In addition, Mr. Oreson is entitled to participate in the Company’s compensation and benefits programs generally available to the Company’s senior executive management team, including an unqualified deferred compensation plan and deferred stock unit plan. The deferred stock unit plan enables the deferral of particpant elected salaries and bonuses in the form of deferred stock units.

•	In addition, on May 25, 2005, Mr. Oreson will receive options to purchase 30,000 shares of the Company’s common stock at a price equal to the closing price of the common stock on the date of grant. The options will vest in three equal annual installments beginning one year from the date of grant.